Exhibit (11)(b)

[On Chapman and Cutler LLP letterhead]

September 16, 2021

Innovator ETFs Trust

109 North Hale Street

Wheaton, Illinois 60187

Re:	Innovator ETFs Trust

Ladies and Gentlemen:

We have acted as counsel to the Innovator ETFs Trust, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of the Registration Statement on Form N-14 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to shares (“Shares”) of beneficial interest of the Innovator S&P Investment Grade Preferred ETF, a series of the Trust (the “Fund”) to be issued in connection with the reorganization of Innovator S&P Investment Grade Preferred ETF, a series of Innovator ETFs Trust II, a Massachusetts business trust with and into the Fund (the “Reorganization”).

We have acted as counsel for the Trust in connection with the Reorganization. We are familiar with the action taken by its Board of Trustees to authorize this issuance of Shares. We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.

The Fund’s Shares will be issued in accordance with the Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares.

September 16, 2021

2.	The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Fund in connection with the Registration Statement and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Registration Statement, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

Chapman and Cutler LLP